CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

MARINEMAX EXPANDS ITS FINANCING CAPACITY
~ Expands Its Primary Facility to $205 Million ~

CLEARWATER, FL – July 3, 2013 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat retailer, announced today that it has expanded its primary financing facility to provide for borrowings of up to $205 million.

The expanded facility has a three-year term, expiring in June 2016, and it has two, one-year options to renew, subject to lender approval. Borrowings under the facility are secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. The facility is led by GE Capital Commercial Distribution Finance and also includes M&T Bank and Bank of the West. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility, if needed. Prior to the expansion, this facility was solely provided by GE Capital and allowed for $150 million in borrowing capacity.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax, Inc. stated, “Despite reported weather challenges that have persisted throughout the country, we believe the marine industry is in a long-term cycle of growth. Accordingly, we have extended and added to our financing capacity. The new facility provides for the anticipated growth in our business and borrowing needs. The facility provides the Company with increased liquidity, allowing it to more easily capitalize on growth opportunities as they emerge.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Sailfish, Aquila, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s belief that the marine industry is in a long-term cycle of growth; the Company’s belief that the new facility will provide for its anticipated growth and borrowing needs; and the Company’s belief that added liquidity will make it easier to take advantage of growth opportunities; and the Company’s assessment of its ability to obtain and capitalize on growth opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s ability to manage inventory and expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the lenders ability to provide the agreed upon financing and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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